QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12—COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In £ millions, except ratios)

UK GAAP

	HISTORICAL BASIS					SUPPLEMENTAL BASIS
	Years ended 31 December					Years ended 31 December
	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Profit on ordinary activities (excluding discontinued operations) before shareholder tax and minority interest	484	313	914	689	1,094	484	313	914	689	1,094
Fixed charges	394	358	306	200	157	181	150	131	122	97

Earnings	878	671	1,220	889	1,251	665	463	1,045	811	1,191

Fixed charges:
Interest payable on core structural borrowings(1)	130	118	131	122	97	130	118	131	122	97
Interest on other borrowings relating to shareholder financed business(2)	103	44	12	9	8	51	32
Interest relating to with-profits business(3)	65	68	61	51	52
Product interest(4)	96	128	102	18

Fixed Charges	394	358	306	200	157	181	150	131	122	97

Ratio of Earnings to Fixed Charges	2.2	1.9	4.0	4.4	8.0	3.7	3.1	8.0	6.6	12.3

Earnings in Excess of Fixed Charges	484	313	914	689	1,094	484	313	914	689	1,094

US GAAP

	HISTORICAL BASIS					SUPPLEMENTAL BASIS
	Years ended 31 December					Years ended 31 December
	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Income from continuing operations before income taxes and minority interests and cumulative effect of changes in accounting principles	(1,037)	(721)	586	1,429	1,202	(1,037)	(721)	586	1,429	1,202
Fixed charges	3,657	3,486	3,216	3,031	2,543	239	168	148	135	109

Earnings	2,620	2,765	3,802	4,460	3,745	(798)	(553)	734	1,564	1,311

Fixed charges:
Interest payable on core structural borrowings(1)	130	118	131	122	97	130	118	131	122	97
Interest on other borrowings relating to shareholder financed business(2)	103	44	12	9	8	103	44	12	9	8
Interest relating to with-profits business(3)	65	68	61	51	52	6	6	5	4	4
Product interest(4)	3,359	3,256	3,012	2,849	2,386

Fixed Charges	3,657	3,486	3,216	3,031	2,543	239	168	148	135	109

Ratio of Earnings to Fixed Charges	—	—	1.2	1.5	1.5	—	—	5.0	11.6	12.0

Earnings in (Deficit) / Excess of Fixed Charges	(1,037)	(721)	586	1,429	1,202	(1,037)	(721)	586	1,429	1,202

(1)
Core structural borrowings comprise those borrowings required to support Prudential's main business activities.

(2)
Interest on other borrowings relating to shareholder financed business includes:

(a)
interest on commercial paper supporting a short-term fixed income securities reinvestment program.

(b)
interest on structural borrowings of UK banking operations

(c)
interest payable on debt held for trading purposes relating to UK banking business and

(d)
interest payable on non-recourse borrowings of investment funds managed by PPM America, which are consolidated as if they were subsidiaries, as a result of the Prudential Group's effective control of the funds.

  On a UK GAAP supplemental basis items (c) and (d) are excluded because they do not relate to debt held for structural purposes

(3)
Interest relating to with-profits business includes:

(a)
interest on other bank loans and overdrafts

  (b)
  interest on lease payments for property. Given the complexities of calculating the interest on lease payments, it has been assumed that 1/3 of the total lease payments represent interest.

  (c)
  interest on debt held in the Scottish Amicable Insurance Fund (SAIF), a ring-fenced sub-fund of Prudential Assurance Company (PAC) in which shareholders have no interest.

  On a UK GAAP supplemental basis the above items have been excluded as these charges have no direct impact on profit from ordinary activities.

  On a US GAAP supplemental basis the policyholders' share of these charges (90% of items (a) and (b) and 100% of item (c)) has been excluded, as the policyholders' share of the charges has no impact on income from continuing operations.

  The nature and operation of the profit sharing arrangement between policyholders and shareholders regarding results of the with-profits funds business is distinctive to the UK and certain Asian operations.

  Separate statutory funds are maintained for shareholders in the Group companies having with-profits business and shareholder funds are only entitled to receive profit distributions from the with-profits funds as a function of profit participation bonuses distributed or credited to policyholders. In the case of the Scottish Amicable Insurance Fund (referred to as SAIF), shareholders are not entitled to any profit from the fund.

  Under UK GAAP, earnings from with-profits business are recognized only when with-profits bonuses are declared and the shareholders' share of bonuses is transferred to the shareholders' fund. As bonuses are smoothed over time, fixed charges incurred by with-profits funds do not directly impact the level of bonuses, and therefore do not directly impact earnings. Under US GAAP, earnings from with-profits business are recognized only after establishing a liabilty for the policyholders' share of earnings. Consequently, fixed charges incurred by with-profits funds affect earnings only to the extent of the shareholders' proportional interest in the earnings of the with-profits funds.

(4)
Product interest on a UK GAAP basis relates to interest on wholesale funding arrangements entered into by Jackson National Life (JNL). These funding arrangements are simillar in substance to Guaranteed Investment Contracts and, as such, the interest expense is akin to interest credited on policyholders' accounts.

  On a US GAAP basis product interest also includes interest credited on account values of investment-type policies.

  On a supplemental basis all product interest has been excluded.

  Please note that the SEC neither requires nor encourages the presentation of supplemental ratios of earnings to fixed charges.

QuickLinks

EXHIBIT 12—COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In £ millions, except ratios)